Exhibit 4.1

EXECUTION VERSION

CROWN CASTLE INTERNATIONAL CORP.,
ISSUER

$750,000,000 AGGREGATE PRINCIPAL AMOUNT
OF
2.900% SENIOR NOTES DUE 2027

______________________________

SEVENTH
SUPPLEMENTAL
INDENTURE

DATED AS OF MARCH 4, 2022

TO THE INDENTURE
DATED AS OF FEBRUARY 11, 2019

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
TRUSTEE

TABLE OF CONTENTS

		Page

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE AND DEFINITIONS

SECTION 1.1.	Application of this Supplemental Indenture	1
SECTION 1.2.	Definition of Terms; Interpretation	2
SECTION 1.3.	Additional Definitions	2
SECTION 1.4.	Other Definitions	10

ARTICLE 2

THE NOTES

SECTION 2.1.	Terms of Securities	10

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.1	Optional Redemption	12

ARTICLE 4

ADDITIONAL COVENANTS

SECTION 4.1.	Liens	12
SECTION 4.2.	Offer to Repurchase Upon Change of Control Triggering Event	13

ARTICLE 5

MISCELLANEOUS

SECTION 5.1.	Ratification of Base Indenture; No Adverse Interpretation of Other Agreements	14
SECTION 5.2.	Trust Indenture Act Controls	14
SECTION 5.3.	Governing Law	14
SECTION 5.4.	Successors	14
SECTION 5.5.	Severability	15
SECTION 5.6.	Counterpart Originals	15
SECTION 5.7.	Table of Contents, Headings, etc	15
SECTION 5.8.	Waiver of Jury Trial	15

ii

SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of March 4, 2022, to the Indenture dated as of February 11, 2019 (the “Base Indenture,” and, together with this Supplemental Indenture, the “Indenture”) between Crown Castle International Corp., a Delaware corporation, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

WHEREAS, the Company has executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more Series of Securities;

WHEREAS, Section 9.01 of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture without the consent of any Holders (as defined in the Base Indenture) to establish the form or terms of Securities of a Series as permitted by Section 2.02 and Section 2.03 of the Base Indenture;

WHEREAS, pursuant to Section 2.02 of the Base Indenture, the Company wishes to provide for the issuance of a Series of Securities, the 2.900% Senior Notes due 2027 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE AND DEFINITIONS

SECTION 1.1.Application of this Supplemental Indenture.  Notwithstanding any other provision of this Supplemental Indenture, the provisions of this Supplemental Indenture and any amendments or modifications to the terms of the Base Indenture made herein are expressly and solely for the benefit of the Holders (and not for the benefit of any other Series of Securities (as defined in the Base Indenture)). The Notes constitute a Series of Securities as provided in Section 2.01 of the Base Indenture. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document. To the extent that the provisions (including the definitions set forth in Sections 1.3 and 1.4) of this Supplemental Indenture conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling, with respect to the Notes (and only with respect to the Notes). All of the Notes issued under this Supplemental

Indenture shall be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

SECTION 1.2.Definition of Terms; Interpretation.  Unless the context otherwise requires:

(a) capitalized terms used but not otherwise defined herein have the meanings set forth in the Base Indenture; and

(b)The provisions of general application in Sections 1.03 and 1.04 of the Base Indenture shall apply herein as if set forth herein.

SECTION 1.3.Additional Definitions.  For purposes of this Supplemental Indenture and the Notes, the following terms shall have the following meanings:

“Adjusted EBITDA” means, for the 12-month period immediately preceding the calculation date, for the Company and its Subsidiaries on a consolidated basis, determined in accordance with GAAP, the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining Consolidated Net Income, the sum, without duplication, of (i) interest expense, whether or not accrued and whether or not capitalized (including amortization of debt issuance costs and original issue discount, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, and commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings), and amortization of non-cash interest expense, (ii) income tax expense and consolidated gross receipts tax expense, including taxes based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes, (iii) depreciation, amortization and accretion (including amortization of intangible assets and accretion of asset retirement obligations), (iv) extraordinary losses and non-recurring non-cash charges and expenses, (v) all other non-cash charges, expenses and interest (including any non-cash losses in respect of Hedging Obligations, non-cash impairment charges, stock-based compensation charges and non-cash amortization of prepaid lease purchase price adjustments), (vi) non-recurring integration and transaction costs and expenses, including as a result of business combinations, operational changes and improvements (including transaction costs, expenses and fees incurred in connection with any merger or acquisition, severance and retention costs and business optimization expenses), (vii) non-recurring charges and expenses, restructuring charges and losses on the retirement or extinguishment of Indebtedness and (viii) other non-operating expenses in an aggregate amount not exceeding $15 million in any fiscal year, in each case for such period, less extraordinary gains, other non-operating income in an aggregate amount not exceeding $15 million in any fiscal year and cash payments (not otherwise deducted in determining Consolidated Net Income) made during such period with respect to non-cash charges that were added back in a prior period; provided, however, (I) with respect to any Person that became a Subsidiary of the Company, or was merged with or consolidated into the Company or any of its Subsidiaries, during such period, or any acquisition by the Company or any of its Subsidiaries of the assets of any Person during such period, “Adjusted EBITDA” shall, at the Company’s option in respect of any or all of the foregoing, also include the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such acquisition, merger or consolidation, including any concurrent transaction entered into by such Person or with respect to such assets as part of such acquisition, merger or consolidation, had occurred on the first day of such period and (II) with respect to any Person that has ceased to be a Subsidiary of the Company during such period, or any material assets of the Company or any of its Subsidiaries sold or otherwise disposed of by the Company or any of its Subsidiaries during such period, “Adjusted EBITDA” shall exclude the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such sale or disposition of such Subsidiary or such assets had occurred on the first day of such period.

“Base Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture, as amended or supplemented from time to time.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The term “Beneficially Own” has a correlative meaning.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of any of the following:

(1)	the adoption of a plan relating to the liquidation or dissolution of the Company;
(2)

any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the Company; provided that a transaction in which the Company becomes a Subsidiary of another Person shall not constitute a Change of Control if (a) the Company’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Stock of such other Person of whom the Company is a Subsidiary immediately following such transaction and (b) immediately following such transaction, no person (as defined in this clause (2)) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company; or

(3)	the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming for such purpose that the Notes matured on February 15, 2027) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means (1) the arithmetic average of the Reference Treasury Dealer Quotations for the redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company is given fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)

the Net Income (but not loss) of any Person other than the Company that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof;

(2)	the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and
(3)	the cumulative effect of a change in accounting principles shall be excluded.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who:

(1)	was a member of the Board of Directors on the date hereof; or
(2)

was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“GS V Notes” means, at any time, the 3.849% Senior Secured Notes due 2023 then outstanding under the Indenture dated as of December 24, 2012, among CC Holdings GS V LLC, as issuer, Crown Castle GS III Corp., as co-issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations (to the extent of any payment that has become due and payable), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person. Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing purchase price adjustments or earnouts except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is or becomes due and payable and is not thereafter promptly paid. The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations described above; provided that, in the case of any Indebtedness issued with original issue discount, the amount of such Indebtedness shall be the accreted value thereof. For the avoidance of doubt, Indebtedness of any Person shall not include any obligations or guarantees of obligations of such Person relating to leases which would not have been accounted for as a liability on a balance sheet of such Person in accordance with GAAP, even if those obligations or guarantees of obligations would be included as liabilities on the balance sheet of such Person at the time of determination.

“Independent Investment Banker” means the Reference Treasury Dealer as may be appointed from time to time by the Company.

“Investment Grade Rating” means a rating equal to or greater than BBB- by S&P and Fitch and Baa3 by Moody’s or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the date hereof, or the equivalent rating of any other Ratings Agency selected by the Company as provided in the definition of “Ratings Agencies.”

“Licenses” means, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, ownership or operation of any communications tower facilities, granted or issued by the Federal Communications Commission (or other similar or successor agency of the federal government administering the Communications Act of 1934, as amended, or any similar or successor federal statute) and held by the Company or any of its Subsidiaries.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)

any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with any asset sale, any discontinued operations or the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Newly Created Subsidiary” means a newly created direct or indirect subsidiary of the Company that is formed after the date hereof; provided that neither the Company nor any of its Subsidiaries shall have transferred, or may in the future transfer, any assets (other than cash or cash equivalents or used, obsolete, condemned, worn out or surplus assets or assets that are left on property of the Company or any of its Subsidiaries by customers or tenants) to such Newly Created Subsidiary for so long as such Newly Created Subsidiary remains designated as an Unrestricted Subsidiary.

“Notes” has the meaning assigned to it in the preamble to this Supplemental Indenture. The Notes issued under the Indenture include the Initial Securities of such Series and Additional Securities of such Series, if any, unless the context otherwise requires.

“Permitted Amount” means, as of any date of determination, an amount equal to the product of (1) 3.5 and (2) Adjusted EBITDA as of the most recent fiscal quarter for which internal financial statements are available.

“Permitted Liens” means:

(1)	Liens existing on the date hereof (other than those securing the GS V Notes);
(2)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(3)

Liens securing Indebtedness incurred by the Company or any of its Subsidiaries since the date hereof, represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any of its Subsidiaries (including any Indebtedness incurred for such purpose within 270 days of such purchase, construction or improvement) in an aggregate principal amount, including all Indebtedness incurred to extend, refund, refinance, renew, defease or replace any other Indebtedness secured under this clause (3), not to exceed $500 million at any one time outstanding; provided that, for the avoidance of doubt, individual financings of property, plant or equipment provided by the same lender or financing source that are permitted to be secured under this clause (3) may be cross-collateralized to other financings of property, plant or equipment provided by such lender or financing source that are permitted to be secured under this clause (3) or otherwise under the Indenture;

(4)	Liens in favor of the Company or its Subsidiaries;
(5)	easements, rights-of-way, zoning restrictions, licenses or restrictions on use and other similar encumbrances on the use of real property that:
(a)	are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and
(b)	do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or its Subsidiaries;
(6)

Liens on property at the time the Company or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with or in contemplation of such acquisition; provided further, however, that such Liens do not extend to any other property of the Company or any of its Subsidiaries (plus after-acquired property required by the terms of the Indebtedness secured by such Lien or improvements, accessions, proceeds or dividends or distributions in respect thereof);

(7)

Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;

(8)

Liens to secure any amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings (or successive amendments, supplements, modifications, extensions, renewals, restatements, replacements or refundings), in whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (3) and (6) of this definition; provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus after-acquired property required by the terms of the Indebtedness secured by such Lien or improvements, accessions, proceeds or dividends or distributions in respect thereof); and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of: (i) the outstanding principal amount, or, if issued with original issue discount, the aggregate accreted value of, or, if greater, the committed amount of the Indebtedness secured by Liens described under clauses (1), (3) or (6) of this definition at the time such original Lien became a Permitted Lien under the Indenture; and (ii) an amount no greater than accrued and unpaid interest with respect to such Indebtedness and any fees, underwriting discounts and other costs and expenses, including premiums, related to such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings;

(9)

restrictions on the transfer of Licenses or assets of the Company or any of its Subsidiaries imposed by any of the Licenses as in effect on the date hereof or imposed by the Communications Act of 1934, as amended, any similar or successor federal statute or the rules and regulations of the Federal Communications Commission (or other similar or successor agency of the federal government administering such Act or successor statute) thereunder, all as the same may be in effect from time to time;

(10)

leases and subleases of real property in the ordinary course of business (for the avoidance of doubt, excluding sale and leaseback transactions) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(11)

Liens incurred in the ordinary course of business in connection with workers’ compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than 60 days;

(12)	Liens arising by operation of law in favor of purchasers in connection with the sale of an asset; provided, however, that such Lien only encumbers the property being sold;
(13)	Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;
(14)	judgment Liens;
(15)	Liens securing obligations under Hedging Obligations not for speculative purposes;
(16)	Liens in connection with escrow or security deposits made in connection with any acquisition of assets; and
(17)	banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)

such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law; and

(b)	such deposit account is not intended to provide collateral to the depositary institution.

“Ratings Agencies” means (1) S&P, Moody’s and Fitch and (2) if any of S&P, Moody’s or Fitch ceases to rate the Notes or ceases to make a rating on the Notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on the Notes publicly available and selected by the Company (as certified by an Officers’ Certificate), which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Ratings Decline” means the occurrence of the following on, or within 90 days after, the date of the public notice of the occurrence of a Change of Control or of the intention by the Company or any third party to effect a Change of Control (which period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies if such period exceeds 90 days): (1) in the event that the Notes have an Investment Grade Rating by all three Ratings Agencies, the Notes cease to have an Investment Grade Rating by two of the three Ratings Agencies, (2) in the event that the Notes have an Investment Grade Rating by two Ratings Agencies, the Notes cease to have an Investment Grade Rating by both such Ratings Agencies, (3) in the event that the Notes have an Investment Grade Rating by one Ratings Agency, the Notes cease to have an Investment Grade Rating by such Ratings Agency and there is a reduction in the rating of the Notes by one of the other Ratings Agencies, or (4) in the event that the Notes do not have an Investment Grade Rating, there is a reduction in the rating of the Notes by two of the three Ratings Agencies or, if there are fewer than three Ratings Agencies rating the Notes, the rating of each Ratings Agency (for the avoidance of doubt, changes in outlook shall not be a reduction in rating).

“Reference Treasury Dealer” means BofA Securities, Inc., Deutsche Bank Securities Inc., Mizuho Securities USA LLC, TD Securities (USA) LLC and a primary U.S. securities dealer selected by SMBC Nikko Securities America, Inc. and each of their respective successors, and any other primary U.S. Government securities dealers in New York City selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to the Notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption if such Notes matured on February 15, 2027; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such redemption date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“Supplemental Indenture” means this Supplemental Indenture, as amended or supplemented from time to time.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, the Company assumes a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Subsidiary” means (1) (a) each of Crown Castle Investment Corp. and Crown Castle Investment II Corp. and (b) any Newly Created Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary, in each case until such time as the Board of Directors may designate Crown Castle Investment Corp., Crown Castle Investment II Corp. or such Newly Created Subsidiary, as applicable, to be a Subsidiary; provided that no Default or Event of Default would occur or be existing following such designation, and (2) any subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation. At the time of designation of an Unrestricted Subsidiary as a Subsidiary, such Subsidiary shall be deemed to incur outstanding Indebtedness and grant any existing Liens.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the board of directors, managers or trustees of such Person.

SECTION 1.4.Other Definitions.

Term	Defined in Section
“Change of Control Offer”	4.2(a)
“Change of Control Payment”	4.2(a)
“Change of Control Payment Date”	4.2(a)

ARTICLE 2

THE NOTES

SECTION 2.1.Terms of Securities.  Pursuant to Section 2.02 of the Base Indenture, the following terms relating to the Notes are hereby established:

(a)The Notes shall constitute a Series of Securities having the title “2.900% Senior Notes due 2027”.

(b)The initial aggregate principal amount of the Notes is $750,000,000. There is no limit upon the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture, subject to the terms of the Base Indenture, including Section 2.16.

(c)The entire outstanding principal of the Notes shall be payable as set forth in the Notes.

(d)The rate at which the Notes shall bear interest shall be as set forth in the Notes.

(e)The Notes shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made part of the Indenture.

(f)not applicable

(g)The provisions of Section 3.1 shall be applicable to the Notes.

(h)The provisions of Section 4.2 shall be applicable to the Notes.

(i)not applicable

(j)not applicable

(k)not applicable

(l)The covenants contained in Sections 4.1 and 4.2 shall be eligible for Covenant Defeasance under Section 8.03 of the Base Indenture, in addition to the covenants listed therein.

(m)not applicable

(n)not applicable

(o)not applicable

(p)not applicable

(q)not applicable

(r)The additional covenants contained in Sections 4.1 and 4.2 shall be applicable to the Notes.

(s)not applicable

(t)not applicable

(u)not applicable

(v)not applicable

(w)not applicable

(x)The additional definitions contained in Sections 1.3 and 1.4 shall be applicable to the Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.1.Optional Redemption.

(a)At the Company’s option, the Company may redeem the Notes at any time in whole or in part. If the Company elects to redeem the Notes prior to February 15, 2027, the Company will pay a redemption price in respect of the Notes to be redeemed equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date: (1) 100% of the aggregate principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments of the Notes being redeemed. In determining the present values of the Remaining Scheduled Payments of the Notes being redeemed, the Company will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 20 basis points.

(b)If the Company elects to redeem the Notes on or after February 15, 2027, the Company will pay a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

(c)Any redemption pursuant to this Section 3.1 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Base Indenture.

ARTICLE 4

ADDITIONAL COVENANTS

SECTION 4.1.Liens.  (a)  The Company shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) on any of its or its Subsidiaries’ property or assets (which includes Capital Stock) securing Indebtedness without providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

(a)Notwithstanding the foregoing, the Company may, and may permit any of its Subsidiaries to, create, incur or assume Liens securing Indebtedness without equally and ratably securing the Notes if, after giving effect to the creation, incurrence or assumption of such Liens and related transactions, the aggregate amount (without duplication) of the Indebtedness secured by Liens (other than Permitted Liens) on the property or assets (which includes Capital Stock) of the Company and its Subsidiaries shall not exceed the Permitted Amount at the time of the creation, incurrence or assumption of such Liens (it being understood that any outstanding Liens securing the GS V Notes shall be deemed to be incurred pursuant to this Section 4.1(b)).

SECTION 4.2.Offer to Repurchase Upon Change of Control Triggering Event.  (a)  If a Change of Control Triggering Event occurs with respect to the Notes, each Holder of Notes shall have the right to require the Company to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). The offer price in any Change of Control Offer shall be payable in cash and shall be 101% of the aggregate principal amount of any Notes repurchased plus accrued and unpaid interest on such Notes, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event and subject to certain limitations described below, the Company shall send a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”). The Change of Control Payment Date shall be no earlier than 30 days and no later than 60 days from the date the notice is sent, pursuant to the procedures required by the Indenture and described in such notice.

(a)On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)accept for payment all Notes or portions of the Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(iii)deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of the Notes being purchased by the Company.

(b)The Paying Agent shall promptly send to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and send, or cause to be transferred by book entry, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that the new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereafter. Any Note so accepted for payment shall cease to accrue interest on and after the Change of Control Payment Date.

(c)The Change of Control provisions described in this Section 4.2 shall be applicable whether or not any other provisions of the Indenture are applicable. The Company shall comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of

Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of this Section 4.2, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.2 by virtue of the compliance.

(d)The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer. In addition, notwithstanding the occurrence of a Change of Control Triggering Event, the Company shall not be obligated to make a Change of Control Offer in the event it has delivered a notice of redemption (which is or has become unconditional) with respect to all of the outstanding Notes as provided under Section 3.1. A Change of Control Offer may be made in advance of a Change of Control Triggering Event and conditioned upon such Change of Control Triggering Event if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer. The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

ARTICLE 5

MISCELLANEOUS

SECTION 5.1.Ratification of Base Indenture; No Adverse Interpretation of Other Agreements.  The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret the Indenture.

SECTION 5.2.Trust Indenture Act Controls.  If any provision of the Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties shall control.

SECTION 5.3.Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES.

SECTION 5.4.Successors.  All agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 5.5.Severability.  In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.6.Counterpart Originals; Electronic Signatures.  The parties may sign any number of copies of this Supplemental Indenture by manual, facsimile or electronic signature.  Each signed copy shall be an original, but all of them together represent the same agreement.  Signatures of the parties hereto with respect to the Notes and any other documents contemplated to be delivered in connection herewith or therewith transmitted by facsimile or electronic (i.e., “pdf” or “tif”) transmission shall be deemed to be their original signatures for all purposes of this Supplemental Indenture and may be used in lieu of the original.  For the avoidance of doubt, the Trustee may authenticate the Notes by manual, facsimile or electronic signature.

SECTION 5.7.Table of Contents, Headings, etc.  The Table of Contents and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 5.8.Waiver of Jury Trial.  EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Seventh Supplemental Indenture to be duly executed as of March 4, 2022.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Jay A. Brown
Name:	Jay A. Brown
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lisa Infusino
Name:	Lisa Infusino
Title:	Vice President

[Signature Page to Seventh Supplemental Indenture]

EXHIBIT A

FORM OF 2.900% NOTE

[FORM OF FACE OF 2.900% NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1

CROWN CASTLE INTERNATIONAL CORP.

2.900% Senior Notes due 2027

$

No.

CUSIP No. 22822V AZ4

CROWN CASTLE INTERNATIONAL CORP., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter defined), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $ (                         Dollars)[(as such sum may be increased or decreased as set forth on the Schedule of Exchanges of Notes attached hereto)]2 on March 15, 2027, and to pay interest thereon from March 4, 2022 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually on March 15 and September 15 (each, an “Interest Payment Date”) in each year, commencing September 15, 2022, at the rate of 2.900% per annum, until the principal hereof is paid or made available for payment.

[1]	These paragraphs should be included only if the Note is a Global Security.
[2]	Use this language only if the Note is a Global Security.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the regular record date for such interest, which shall be March 1 or September 1, as the case may be, next preceding such Interest Payment Date or, if such record date is not a Business Day, at the close of business of the immediately succeeding Business Day. A “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest shall accrue on such payment for the intervening period. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and shall be paid to the Person in whose name this Note is registered at the close of business on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 30 days before the special record date, the Company shall send or cause to be sent to each Holder, with a copy to the Trustee, a notice that states the special record date, the payment date and the amount of defaulted interest and the amount of interest payable on such defaulted interest, if any, to be paid.

If a Holder has given wire transfer instructions to the Company, the Company will make all payments of principal, premium and interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Paying Agent and Registrar for the Notes within the City and State of New York unless, with respect to such other payments, the Company elects to make interest payments by check sent to the Holders at their address set forth in the register of Holders. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof or an authenticating agent appointed by the Company, by manual, facsimile or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated:

CROWN CASTLE INTERNATIONAL CORP.

By:
Name:
Title:

This is one of the Notes designated therein referred to in the within-mentioned Supplemental Indenture.

Dated:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:

Authorized Signatory

[FORM OF REVERSE OF 2.900% NOTE]

1.Notes.

This Note is one of a duly authorized issue of senior notes of the Company, issued and to be issued in one or more Series under the Seventh Supplemental Indenture, dated as of March 4, 2022 (the “Supplemental Indenture”), to the Indenture dated as of February 11, 2019 (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders and of the terms upon which the Notes (as defined below) are, and are to be, authenticated and delivered. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall control. This Note is one of the Series designated on the face hereof as “2.900% Senior Notes due 2027” (herein called the “Notes”), issued in an initial aggregate principal amount of $750,000,000. The Notes constitute a Series of Securities under the Indenture. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.No Sinking Fund.

No sinking fund is provided for the Notes.

3.Optional Redemption.

(a)  At the Company’s option, the Company may redeem the Notes at any time in whole or in part. If the Company elects to redeem the Notes prior to February 15, 2027, the Company will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date: (1) 100% of the aggregate principal amount of the Notes to be redeemed or (2) the sum of the present values of the applicable Remaining Scheduled Payments of the Notes being redeemed. In determining the present values of the Remaining Scheduled Payments of the Notes being redeemed, the Company will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 20 basis points.

(b)  If the Company elects to redeem the Notes on or after February 15, 2027, the Company will pay a redemption price equal to 100% of the aggregate principal amount of the applicable Notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

4.Selection and Notice of Redemption.

(a)	If less than all the Notes are to be redeemed at any time, such Notes to be redeemed will be selected in accordance with the procedures of the Depositary.
(b)	No Notes of $2,000 of principal amount or less will be redeemed in part. Notice of redemption will be sent at least 15 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notice of redemption may be conditional and, at the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied.

5.Repurchase at Option of Holder.

(a)  If a Change of Control Triggering Event occurs with respect to the Notes, each Holder of Notes shall have the right to require the Company to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”). The offer price in any Change of Control Offer shall be payable in cash and will be 101% of the aggregate principal amount of any Notes repurchased plus accrued and unpaid interest on such Notes, if any (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event and subject to certain limitations described below, the Company shall send a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”). The Change of Control Payment Date shall be no earlier than 30 days and no later than 60 days from the date the notice is sent, pursuant to the procedures required by the Indenture and described in such notice.

6.Acceleration Upon Event of Default.

The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes may declare all such Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default with respect to the Notes arising from Section 6.01(a)(vii) or Section 6.01(a)(viii) of the Indenture, with respect to the Company, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

The Holders of a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may, on behalf of the Holders of all Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, and interest on the Notes (including in connection with a Change of Control Offer) (provided, however, that the Holders of a majority in aggregate principal amount of the then-outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

7.Amendment and Modification.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders with respect to the Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes then-outstanding, voting as a single class. The Indenture also contains provisions permitting the Holders of at least a majority in principal amount of the Notes then-outstanding, on behalf of the Holders of all the Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note.

8.Transfer and Exchange.

As provided in the Indenture and subject to certain limitations set forth therein, the Notes shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, the Registrar will register the transfer as requested if the requirements of the Indenture are satisfied. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the requirements of the Indenture are met. To permit registration of transfers and exchanges, the Company will execute and the Trustee will authenticate Notes at the Registrar’s request.

9.No Service Charge.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Registrar may require payment by the Holder of a sum sufficient to pay all taxes, assessments or other governmental charges in connection therewith.

10.Treatment as Owner.

Prior to the due presentation of this Note for registration of transfer, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the Person in whose name this Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to the provisions with respect to record dates) interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

11.No Liability.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

12.Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE NOTES.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	- as tenants in common

TEN ENT	- as tenants by the entireties (Cust)

JT TEN	- as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT	- Uniform Gifts to Minors Act

Additional abbreviations may also be used though not in the above list.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.2 of the Supplemental Indenture, check the appropriate box below:

☐
Section 4.2

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.2 of the Supplemental Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

FORM OF ASSIGNMENT

For value received                                          hereby sell(s), assign(s) and transfer(s) unto [also insert social security or other identifying number of assignee] the within Note, and hereby irrevocably constitutes and appoints                                          as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

SCHEDULE OF EXCHANGES OF NOTES1

The following exchanges, repurchases or conversions of a part of this Global Security have been made:

Date of Exchange	Principal Amount of this Global Security Following Such Decrease (or Increase)	Authorized Signatory of Custodian	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security

[1]	This schedule should be included only if the Note is a Global Security.

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